Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
	Contact:		Lawrence J. LeBon, III,
Chairman, President & Chief Executive Officer
or
John LeBlanc, SVP & Chief Financial Officer
	Telephone:		(504) 834-1190

LOUISIANA BANCORP, INC.

COMPLETES INITIAL PUBLIC OFFERING

Metairie, Louisiana – (July 9, 2007) – Louisiana Bancorp, Inc. (the “Company”), the holding company for Bank of New Orleans (the “Bank”), announced today that it has completed its initial public stock offering in connection with Bank of New Orleans’ conversion from the mutual to the stock form of organization. Trading is expected to begin on the Nasdaq Global Market on July 10, 2007, under the symbol “LABC”.

On June 27, 2007, the Bank’s Plan of Conversion was approved by the Bank’s members at a special meeting.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of Louisiana Bancorp, said “On behalf of the officers and boards of directors of Louisiana Bancorp, Inc. and Bank of New Orleans, we wish to express our sincere appreciation for the response to the stock offering and we look forward to serving the needs of our customers and new shareholders as a community-based stock institution.”

Sandler O’Neill & Partners, L.P. served as financial advisor and marketing agent with regard to the stock offering, which expired on June 14, 2007. Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., served as special counsel to Louisiana Bancorp for the conversion and stock offering.

As of March 31, 2007, the Bank had $216.2 million in assets, $147.9 million in deposits and $29.7 million in equity capital. The Bank is a federally chartered savings bank which operates from its headquarters in Metairie, Louisiana and three branch office locations in the greater New Orleans market area.

All valid stock orders received by the Bank were accepted. The Company issued 6,345,732 shares of common stock in connection with the conversion. Subscribers may confirm their stock allocation information by calling the Company’s conversion center at (504) 836-8160.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp’s prospectus, dated May 14, 2007, describes some of these factors, including the effects of Hurricane Katrina and our susceptibility to hurricanes and tropical storms in the future, market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team and regulation of our business. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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